Exhibit 10.7

CONSULTING AGREEMENT

This consulting agreement (“Agreement”) is effective as of March 1, 2018 by and between ADiTx Therapeutics, Inc. (“Client”) and Canyon Ridge Development LLC doing business as Mission Critical Solutions International (“Consultant”). Client and Consultant together may be referred to hereunder as the “Parties”.

Recitals

WHEREAS, Client wishes to engage Consultant upon the terms and conditions herein contained; and

WHEREAS, Consultant is willing to be engaged by Client upon the terms and conditions herein contained; and

WHEREAS, a significant portion of Client’s business and assets are comprised of Proprietary and Confidential Information, as defined below, which Client wishes to preserve and protect;

NOW, THEREFORE, in consideration of the recitals, and of the terms, covenants, and conditions set forth herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, Client and Consultant mutually agree as follows:

1. Consulting Services. Client hereby retains Consultant to render the following services (the “Services”) to Client:

●	Project management, planning, scheduling and coordination assistance and related services
●	Business process analysis and design assistance
●	Consultation and assistance related to general business and corporate matters
●	Coordinate and liaise, in a limited capacity, with certain Client vendors and strategic partners
●	Other services as mutually agreed to by the Parties

The manner, means, and schedule by which Consultant chooses to complete the services are in Consultant’s sole discretion and control. Consultant’s obligations shall be conditioned upon receiving such information and cooperation from Client as may be reasonably necessary to perform the services.

2. Services NOT Performed by Consultant. Although Consultant may be asked to comment upon or participate in the development or drafting of Client’s legal documents, financial statements, regulatory documents, and other documentation in the course of performing the services hereunder, Client acknowledges that Consultant is not an attorney, CPA, tax professional nor is Consultant providing legal, auditing, tax or accounting services, or opining on representations made in any financial statements, legal documents, or regulatory documents. Client acknowledges that Consultant’s comments should be interpreted only as things to consider. Client further acknowledges that Client should consult with its own legal, regulatory, auditing, tax and accounting advisors regarding any matters requiring legal, regulatory, auditing, tax or accounting advice. In no event shall Consultant be required by this Agreement to make management decisions for Client, nor shall Consultant make, or represent to others that Consultant can make, any management decisions for the Client; Client alone makes all decisions and should reject any opinions of Consultant that they do not agree with. Client further acknowledges and represents that Client alone is responsible for approving the acceptability of and the final decision to use any documents regardless of whether Consultant participated in the drafting of such documents; Client and not Consultant is responsible for final proofreading of all documents; and Consultant is not responsible for errors, omissions, or typographical errors in documents regardless of whether Consultant participated in the drafting of such documents. Client expressly acknowledges that Consultant shall not provide services of any kind related to accounts payable, accounts receivable or collections.

3. Relationship of Parties. The Consultant is an independent contractor of the Client. Nothing in this Agreement shall constitute the relationship of employer and employee, principal and agent, partnership or joint venture, or any other fiduciary relationship. Neither party is or shall claim to be a legal agent, representative, partner, or employee of the other. Neither party shall have the right or authority to contract in the name of the other, nor shall it assume or create any obligations, debts, accounts or liabilities for the other, direct the employees of the other, nor will it state or imply that it has such authority. Consultant shall retain the right to perform services for others during the term of this agreement.

Consultant acknowledges that Client shall not be responsible for federal, state and local taxes derived from the Consultant’s income or for the withholding and/or payment of any federal, state and local income and other payroll taxes, workers’ compensation, disability benefits applicable to Consultant.

4. Term. The term of this Agreement shall commence on the date first written above and shall remain in effect, unless earlier terminated, as provided for herein, until May 31, 2018.

5. Termination and Effect of Termination. Either Party may terminate this Agreement, with or without cause, upon thirty (30) days advance written notice to the other Party, unless otherwise mutually agreed upon in writing.

In the event of termination of this agreement Client shall pay for all services rendered and approved expenses incurred up to the date of termination. In this event Consultant shall submit a final invoice to Client and Client shall pay Consultant the final invoice within 5 business days of receipt of the invoice.

In the event of termination, Consultant shall, in accordance with Client’s written instructions and at Client’s expense, destroy or deliver to Client (i) all work product, work in progress, property, data, documentation or information or materials, prepared, conceived, discovered, developed or created by Consultant in connection with performing the Services or any other of the Consultant’s responsibilities owed to Client during the term hereof (collectively, “Work Product”), and (ii) all other property, data, etc., belonging to Client and in the possession or under the control of Consultant

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6. Compensation, Reimbursement, and Invoicing. Client agrees to pay Consultant a flat rate of $13,000.00 per month to provide Services provided hereunder (“Fees”).

In addition to Consultant’s Fees, Client shall also be charged a standard flat rate for basic expenses equal to two and one half percent (2.5%) of the Fees (“Basic Expense Fee”). Basic expenses includes reasonable postage/mail handling related cost (not including overnight delivery and messenger services), local mileage, reasonable printing and copying costs, minor office supplies, and basic level telecom/internet connectivity and IT support costs. No documentation to support the Basic Expense Fee shall be maintained or provided to Client.

In addition to Consultant’s Fees and the Basic Expense Fee, Consultant shall be entitled to payment or reimbursement for any additional expenses (“Additional Expenses”) incurred, only if such expenses have been authorized in advance by the Client. Additional Expenses include but are not limited to: travel, entertainment, food, and lodging; any per diem allowance; equipment; overnight delivery and express postage; printing, copying, office supply and telecommunication costs in excess of those covered as part of the Basic Expense Fee; or other similar costs. The Consultant will maintain adequate documentation and records to support such Additional Expenses invoiced to the client including receipts for travel related costs. Consultant maintains the right to require pre-payment by Client of certain significant expenditures.

Consultant shall submit invoices to the Client, for the Fees, Basic Expense Fee, and any Additional Expenses, two times per month: one invoice for the first through the fifteenth of the month and the second invoice for the sixteenth through the thirtieth of the month. Client shall pay invoiced amounts within five (5) days of receipt of an invoice. Interest may be charged on past-due accounts at the rate of 10% per month. If Client does not raise written objections to Consultant’s invoice and/or statement within ten (10) days of receipt, Client will be deemed to have accepted the invoice as accurate.

7. Disclosure of Information. Consultant agrees that at no time during or for five (5) years subsequent to the term of this Agreement will Consultant disclose or use, except in pursuit of the business of Client or any of its subsidiaries or affiliates, any Proprietary and Confidential Information of Client, or any subsidiary or affiliate of Client, acquired during the term of this Agreement. The term “Proprietary and Confidential Information” shall mean, but is not limited to, all information which is known or intended to be known only to Client, its subsidiaries and affiliates, and their employees, including any document, record, financial or other information of Client, or others in a confidential relationship with Client, and further relates to specific business matters such as the Client’s financial information, policies and procedures, fee structures, trade secrets, intellectual property, proprietary know-how, account information, and other information relating to other business of Client, its subsidiaries and affiliates, and their employees. Consultant agrees not to remove from the premises of Client except as necessary for Consultant to perform services in accordance with the terms of this Agreement, any document, record, or other information of Client or its affiliates.

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Consultant agrees, at Client’s expense, to return or destroy, immediately upon termination of Consultant’s services hereunder, any and all documentation relating to Proprietary and Confidential Information of Client and of others that is in the possession of Consultant, in whatever format it may be maintained, whether provided to, or developed by, Consultant, and to provide a certificate of destruction if required by Client.

Notwithstanding the foregoing, the restrictions contained in this Section 6 shall not apply to any Proprietary and Confidential Information that (i) was in the public domain prior to the execution of this Agreement (ii) has subsequently become part of the public domain by publication or otherwise through no cause attributable to Consultant, (iii] was received by Consultant, through no cause attributable to Consultant, from a third party which had no obligation of secrecy, confidentiality, non-use or nondisclosure with respect thereto (iv) is required by law or the order of any court or governmental agency, or in any litigation or similar proceeding to be disclosed; provided that the disclosing party shall, prior to making any such required disclosure, notify the other party with sufficient notice to permit that party to seek an appropriate protective order.

8. Proprietary and Confidential Information of Others. Consultant acknowledges that Client does business with clients and other strategic partners that supply Client with information of a confidential nature, and that Client has contractual obligations to preserve the confidential nature of such information. Consultant agrees to treat any information received from clients and strategic partners of Client as confidential, as if it were the Proprietary and Confidential Information of Client

9. Rights to Work Product.

Assignment. Except for the Fees, Basic Expense Fee, and any Additional Expenses payable to Consultant as provided hereunder, Client alone shall be entitled to all benefits, profits and results arising from or incidental to the Work Product or Services. Because the parties hereto intend for all Work Product to be owned exclusively and perpetually by Client, Consultant hereby unconditionally and irrevocably transfers and assigns to Client any and all intellectual property or other rights, title and interest, as the sole and exclusive property of Client (and of Client’s assigns, nominees, and successors), in or to any and all Work Product derived directly or indirectly from the performance of the Services contemplated hereunder. Consultant agrees to execute and deliver to Client any transfers, assignments, documents or other instruments necessary (collectively, “Necessary Instruments”) to apply for, prosecute, obtain or enforce any patent, copyright, trademark or other right or protection or to otherwise to vest complete and perpetual title and ownership of any Work Product and all associated rights exclusively in Client.

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Attorney-in-Fact. If Client is unable to secure Consultant’s signature on and delivery of any Necessary Instruments, whether due to Consultant’s mental or physical incapacity or any other cause, Consultant hereby irrevocably designates and appoints Client, and each of its duly authorized officers and agents, as Consultant’s agent and attorney-in-fact to act for and in Consultant’s behalf to execute and file any such Necessary Instruments and to do all other lawfully permitted acts to further the purposes of Section 5.1 with the same force and effect as if executed and delivered by Consultant.

Right to Revise. Client shall have the right to adapt, change, revise, delete from, add to and/or rearrange the Work Product or any part thereof written or created by Consultant, and to combine the same with other works to any extent, and to change or substitute the title thereof, and in this connection, Consultant hereby waives the “moral rights” of authors as that term is commonly understood throughout the world including, without limitation, any similar rights or principles of law which Consultant may now or later have by virtue of the law of any locality, state, nation, treaty, convention or other source. Unless otherwise specifically agreed, Consultant shall not be entitled to any compensation in addition to that provided for hereunder for any exercise by the Client of its rights set forth in the preceding sentence.

10. Limitation of Liability. It is expressly understood by the parties that the Consultant has no fiduciary obligations to the Client, but instead a contractual one described by the terms of this Agreement. IT IS EXPRESSLY ACKNOWLEDGED BY THE CLIENT THAT UNDER NO CIRCUMSTANCES SHALL CONSULTANT BE LIABLE TO THE CLIENT, OR TO ANYONE WHO MAY CLAIM ANY RIGHT DUE TO ANY RELATIONSHIP WITH THE CLIENT, FOR LOST PROFITS, OR SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL LOSS OR DAMAGE (EVEN IF CONSULTANT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES]. Furthermore, in no event shall Consultant’s liability to Client under any circumstances exceed the amount of Fees actually received by Consultant from Client under this Agreement as of a date certain. This limitation on liability provision shall apply to the fullest extent of the law, whether any claims are based in contract, statute, tort, or otherwise. The Client shall hold the Consultant free and harmless from any obligations, costs, claims, judgments, attorneys’ fees, and attachments arising from or growing out of the services rendered to the Client pursuant to the terms of this agreement or in any way connected with the rendering of services.

In no event shall Consultant be required by this Agreement to represent or make management decisions for the Client; Client alone makes all decisions and should reject any opinions of Consultant that they do not agree with.

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Further, Consultant will not be liable for delays or performance failures due to circumstances beyond Consultant’s control.

11. Indemnification. To the maximum extent permitted by applicable law, Client shall indemnify, defend and hold harmless Consultant, its affiliates, current or future officers, directors, owners, trustee, employees, and agents and their respective successors, heirs and assigns from and against any and all claims, causes of action, suits, investigations, and administrative actions or other proceedings, and all related demands, damages, judgments, joint or several, liabilities, loses, fines, penalties, assessments, cost, expenses (including attorney’s fees and expenses) of every kind and nature relating to or arising out of Consultant providing or having provided services to and on the behalf of the Client, and Client shall pay all costs and expenses (including attorney’s fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising there from, that Consultant incurs as a result of having performed services on behalf of Client

12. Representations of the Client. Client represents that it has the full right and authority to enter into and perform this Agreement. The consummation of the Agreement and the transactions contemplated herein do not violate any outstanding assignments, grants, licenses, encumbrances, obligations, agreements or understanding between Client and any other person or entity. Client represents and warrants to Consultant that Client is able to timely pay Consultant all fees and expenses incurred in the performance of the services hereunder.

13. Insurance. The Client agrees to have its Commercial General Liability Insurance policy endorsed to name the Consultant as an Additional Insured.

14. Conflict of Interest. The Consultant shall be free to perform services for other companies and persons. However, Consultant will notify the Client in writing of its performance of consultant services for any other company or person, if the performance of those services to others could conflict with its obligations under this Agreement. Upon receiving such notice, the Client may either (i) terminate this Agreement, in which event Client will pay Consultant, within 5 business days of termination, for all services rendered and approved expenses incurred through the date of termination; or (ii) provide written consent for the Consultant to provide the services in question to the other company or person. Failure of Client to terminate, this Agreement within five (5) business days of receipt of written notice of conflict shall constitute the Client’s ongoing consent to the Consultant’s provision of consulting services to said other company or person.

15. Entire Agreement. This Agreement contains the entire agreement between the parties pertaining to the subject matter hereof and supersedes any and all prior agreements, representations and understandings of the parties, written or oral. This Agreement is intended by the parties to be an integrated and final expression of the agreement and also is intended to be a final, complete and exclusive statement of the terms of their agreement concerning this Agreement. In the course of any prior dealings between the parties, no uses of trade, and no parole or extrinsic evidence of any nature shall be used to supplement, modify or vary any of the terms hereof. There are no conditions to the full effectiveness of this Agreement and there are no oral or other written representations or agreements between the parties concerning the subject matter of this Agreement, except as so expressly set forth herein. Any representation, promise or condition, whether oral or written, not specifically incorporated herein shall be of no valid or binding effect upon the parties. Each party to this Agreement further represents, warrants and agrees that he, she or it is not relying, and has not relied, upon any representation, warranty or statement, oral or written, made by any other party to this Agreement with respect to this Agreement, except as expressly set forth herein.

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16. Amendment and Waiver. No provision of this Agreement may be amended, modified, supplemented, changed, waived, discharged or terminated, except by mutual agreement of the Parties in a writing signed by or on behalf of each party hereto.

17. Successors and Assigns. Subject to the limitations set forth herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and assigns. This Agreement, or any right or interest hereunder, shall not be assignable by Consultant without the written consent of Client

18. Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable, but the extent of such invalidity or unenforceability does not destroy the basis of the bargain between the parties as contained herein, the remainder of this Agreement and the application of such provision or provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

19. Governing Law. This Agreement and the obligations of the parties hereunder shall be interpreted, construed and enforced in accordance with the laws of the State of Maryland, without regard to principles of conflict of laws, as if this Agreement were made and performed entirely within the State of Maryland. Each Party agrees to submit to the exclusive jurisdiction and venue of any federal or state court located in Anne Arundel County, Maryland and hereby waives and agrees not to assert, by way of defense to any suit, claim or proceeding brought therein, that venue and jurisdiction are improper.

20. Counterparts. This Agreement may be executed in one or more counterparts, any one of which, if originally executed, shall be binding upon each of the parties signing thereon, and all of which taken together shall constitute one and the same instrument. One or more photostatic copies of this Agreement may be originally executed by the parties hereto, and such photostatic copies shall be deemed originals and shall be valid, binding and enforceable in accordance with their terms.

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21. No Waiver. No consent or waiver, express or implied, by any party to, or of any breach or default by any other party in, the performance of its obligations hereunder shall be deemed or construed to be a consent to or waiver of any other breach or default in the performance by such other party of the same or any other obligations hereunder. Failure on the part of a party to complain of any act of the other party or to declare a party in default, irrespective of how long such failure continues, shall not constitute a waiver of such party of its rights hereunder.

22. Authority. The parties hereto represent and warrant that they have full power, authority and legal right to execute and deliver, and to perform and observe the provisions of, this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance by the parties of this Agreement have been duly authorized by all necessary legal action and the parties have obtained any necessary consent, approval of, notice to, or any action by, any person, firm, corporation or governmental entity or agency necessary or appropriate to consummate the transaction contemplated hereby.

23. Further Assurances. Each party agrees and covenants that it will at any time and from time to time, upon the request of the other, execute, acknowledge, deliver and/or perform any and all such further acts, deeds, assignments, transfers, conveyances and assurances as may be necessary or desirable to carry out the terms and provisions of this Agreement.

24. Dispute Resolution. The Consultant and Client agree that in the event a dispute arises under the terms of this agreement, the following procedures shall be utilized to resolve the dispute(s).

A. Collection Disputes. Should Client fail to pay any amount owing under this Agreement, and should Client fall more than thirty days in arrears, a “Collection Dispute” shall be deemed to have arisen. Consultant reserves the right to utilize the services of a collection agency or attorney to resolve any Collection Dispute and to recover any amount owing, plus interest. Consultant expressly reserves the right to pursue any and all available legal or equitable remedies to recover amounts owing under this Agreement. In the event that it becomes necessary to involve the services of an attorney or collection agent, the Client agrees to pay all costs of collection attempts including reasonable attorney’s fees and all costs or expenses associated with any Collection Disputes, including but not limited to interest and any court fees or costs. Each Party agrees to submit to the exclusive jurisdiction and venue of any federal or state court located in Anne Arundel County, Maryland for any Collection Dispute arising under this Agreement, and hereby waives and agrees not to assert, by way of defense to any suit, claim or proceeding brought therein, that venue and jurisdiction are improper. Each party further waives the right to trial by jury for any Collection Disputes.

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B. All Other Disputes. With the exception of the rights reserved and procedures set forth in this Agreement concerning Collection Disputes, should any other disputes arise under this Agreement, the Parties will submit to binding arbitration to address any controversy or claim arising out of, or relating to this Agreement. The arbitration shall be conducted according to the rules and procedures of the American Arbitration Association. The Arbitration shall be conducted in or near Anne Arundel County, Maryland. The Arbitration Award shall be binding upon the parties and shall be enforceable in any court of competent jurisdiction. As provided for below and with the exceptions noted below, both parties shall share the cost of the dispute resolution process up to and including the arbitration hearing although the costs incurred for the following items will not be shared by the Parties and shall instead be the direct responsibility of the party incurring the cost: (i) fees and expenses for personal attorneys, witnesses or specialists; and (ii) all expenses of any and all kinds related to each party’s travel to attend the arbitration. As part of the Arbitration Award, the arbitrator(s) shall allocate the fees and costs of the arbitration along with reasonable attorney’s fees and other reasonable costs and expenses to the prevailing party in any manner that the arbitrator(s) considers to be reasonable. Notwithstanding the above, the Consultants total liability to Client under this Agreement for damages, costs, and expenses of any kind and under any circumstances shall not exceed the amount of Fees actually received by Consultant from Client under this Agreement as of a date certain.

25. Third Party Beneficiaries. No person shall have any rights whatsoever under this Agreement unless such person is a party to this Agreement, and only in such capacities as such person is a party hereto.

26. Interpretation. This Agreement shall be construed in accordance with its fair meaning as if prepared by all parties hereto, and shall not be interpreted against either party on the basis that it was prepared by one party or the other. The captions, headings and sub captions used in this Agreement are for convenience only and do not in any way affect, limit, amplify and/or modify the terms and provisions thereof. Words used herein in the masculine gender shall include the neuter and feminine gender, words used herein in the neuter gender shall include the masculine and feminine, words used herein in the singular shall include the plural, and words used in the plural shall include the singular, wherever the context so reasonably requires.

(Signature page follows)

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

CLIENT:

ADiTx Therapeutics, Inc.

/s/ Amro Albanna

Amro Albanna

Chief Executive Officer

CONSULTANT:

Canyon Ridge Development LLC, d/b/a Mission Critical Solutions International

/s/ D. L. Hutchins

D. L. Hutchins

President

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